MobiVentures Inc. to launch MobiVentures “Academy” through acquisition of Move2Mobile, UK’s foremost wireless incubator.

MOBIVENTURES INC.	(OTCBB: “MBLV”)

London, August 13th, 2007

MobiVentures Inc’s (OTCBB: MBLV) strategy of acquiring synergistic and innovative mobile technology companies has taken another big step forward by having agreed terms to acquire 100% of Move2Mobile, UK's foremost Wireless Business Incubator and Accelerator. Established in mid-2002, Move2Mobile provide services to a range of businesses from start-up entrepreneurs through to established companies wishing to accelerate & grow their business within the mobile industry.

With its headquarters in Wiltshire, England and with offices in London, the USA and Australia, Move2Mobile has an extensive network of young mobile companies that will provide MobiVentures with an Academy of mobile technology companies, a breeding ground in which the very best innovative and inventive mobile technologies will be incubated and made available for distribution through the ever increasing international sales and distribution channels of MobiVentures.

As part of the acquisition, Nigel Nicholas (CEO), will be appointed as the full time Director of Operations with MobiVentures, building upon his recent involvement as Non Executive Director. Nigel will use his years of experience in working with an array of young companies through to internationally established businesses in the IT and Mobile industries. His knowledge of the mobile industry will add momentum to the ongoing acquisitions and growth of our international sales and distribution. Gordon Anderson will take over as CEO of Move2Mobile. (see Bio below)

Move2Mobile, incorporated in October 2002, was established as a consulting and management company to identify, invest in, and, accelerate start-up and early stage businesses in the wireless and mobile related industries. M2M provides management services, including product management, financial, commercial and other support to selected start-up and early stage ventures in the wireless and mobile space. M2M is well positioned to capitalise on its niche position as UK’s foremost accelerator for early stage wireless and mobile related companies.

The executives of M2M have variously worked for blue chip telecommunications companies; in venture capital & management; in a pan-European incubation company, and in corporate finance. Through these experiences they have been involved with a number of early stage software, internet and wireless related companies. They have also brought together an extended pool of over 20 experts (“Associates”) with extensive knowledge and experience of the markets in which M2M and its clients operate.

M2M operates two distinct units: a consulting arm and a venture management operation. Revenues for the year to end of October 2006 are in excess of $600,000. The revenue figures exclude the shareholdings acquired by Move2Mobile through “sweat equity”. M2M aims to work at a break–even profitability as it invests any profits through “sweat equity” in the companies it provides services to. The value on the shareholdings held by M2M can be estimated at between $600K – $1 million. In 2007 M2M has focused on increasing equity holdings through providing services in exchange for “sweat equity” and now has investments in 12 young companies. As a result. the forecast revenues for 2007 are expected to be $300K and has increased the estimated shareholdings value to $1 - $1.5 million in its incubate companies. A number of the companies in its share portfolio are early stage companies in the mobile entertainment and application part of mobile which fit closely with the portfolio of companies being acquired by MobiVentures.

M2M has a strong and entrepreneurial management team with proven technological, commercial and financial skills and experience in a wide range of industries, but in particular in the telecommunications and wireless related sectors – the companies within M2M’s portfolio operate in mobile entertainment; mobile applications; telematics; and wireless platforms. To date, M2M has worked with over 130 companies/entrepreneurs since it was founded and is currently continuing to work with many of those. It has generated or is generating investments in 12 companies with possible pending agreements to take investments in another 4 opportunities.

Gordon Anderson - Chief Executive Officer
An experienced senior sales, marketing and business development specialist with 20 years experience across the mobile, media, IT, global multimedia, music, entertainment, advertising and commercial market sectors. From his early career in the music business through six years as a senior executive with the BBC and then running web and mobile businesses Gordon has worked at the evolving interface of ‘content’, ‘technology’ and the ‘consumer’. An entrepreneur in his own right Gordon was one of M2M’s earliest clients and has recently added extensive fund raising experience and business mentoring within a regulated corporate finance house to his blue chip sales and marketing background.

Kate Aldridge - Chief Operations Officer
An impressive career history in building, operating and planning businesses, primarily within the IT&T industry. Her business operations experience spans twenty years across multiple business sectors in large and small organisations. She is highly accomplished in strategic planning and operational delivery as well as business and financial modelling. Kate is an experienced entrepreneur and co-founder of a successful global Telecommunications company and she led the successful business integration programs post acquisition/merger in Australia and in the United Kingdom. Throughout her career, Kate has acquired a large amount of experience in liaising with the investment community and in developing business cases for both institutional and private investors. Over the past five years Kate has had extensive experience with Start Up organisations and brings both depth and breadth in terms of business operations, product marketing, customer services and support and in the critical area of raising capital and financial management

Nigel Nicholas – Director and Co-Founder
Over 25 years experience at Director & VP Level in both global telecommunication and small start-ups companies. Nigel was CFO of AT&T (UK and Ireland) for six years and as Director of

Strategy and Operations for Lucent Technologies' Mobile Infrastructure business unit, helped grow revenues from zero to over $1.2 billion. Until the formation of Move2Mobile, Nigel had been working in the start up and SME environment.

Danny Wootton - Director
Danny has been a senior executive in Solution, Product and Commercial Management for global Mobile and Fixed Line Telecoms companies. Prior to Move2Mobile Danny had been Director of Product Management for Lucent Technologies' GSM & UMTS program, and application programs including Messaging, Location Based Services, Secure data Solutions, Text to Voice / Voice to Text, Service Level Management and OSS.

Terms of the Proposed Acquisition
Under the terms of the Letter of Intent, the parties have agreed that MobiVentures would acquire 100% of move2Mobile for a combination of cash and stock over a 24 month period. The completion of the transaction is subject to completion of due diligence; the execution of a formal share purchase agreement; the closing of sufficient funds to cover the cash component of acquisition; and all requisite approvals.

For more information on MobiVentures, please visit http://www.mobiventures.com or contact: Gary Flint, Director of Business Development, at investor@mobiventures.com

For more information on Move2Mobile, please visit http://www.move2mobile.com

Suite 3.19, 130 Shaftesbury Avenue,
London, W1D 5EU, UK
Tel +44 (0) 207 031 1193

FORWARD-LOOKING STATEMENTS: Statements about MBLV's and Move2Mobile future expectations, including the completion of the acquisition of Move2Mobile by MBLV, future revenues and earnings, and all other statements in this press release other than historical facts are "forward-looking statements" within the meaning of section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as the term is defined in the Private Litigation Reform Act of 1995. MBLV's and Move2Mobile actual results could differ materially from expected results. Neither MBLV or Move2Mobile undertakes any obligation to update forward-looking statements to reflect subsequently occurring events or circumstances. Should events occur which materially affect any comments made within this objective; MBLV and Move2Mobile will appropriately inform the public.